Ex. 10.1

TERMINATION AGREEMENT

This Termination Agreement (the “Agreement”) is made this 3rd day of October, 2011 (the “Effective Date”), by and between BioLargo, Inc., a Delaware corporation (“BioLargo”), and Ioteq Inc., a Delaware corporation (“Ioteq-US”). Each of BioLargo and Ioteq-US is a “Party”, and the both are collectively referred to herein as the “Parties”.

RECITALS

WHEREAS, Ioteq-US licensed certain patents and intellectual property from Ioteq IP Pty Ltd, Australia (“Ioteq-AUS”), as reflected in a written agreement dated March 26, 2010 (the “Master License Agreement”);

WHEREAS, Ioteq-US sublicensed the patents and intellectual property to BioLargo pursuant to an agreement dated March 26, 2010 (the “Ioteq to BioLargo Sublicense Agreement”);

WHEREAS, Ioteq-AUS has submitted to bankruptcy liquidation in Australia, and is thus in legal default of the Master License Agreement, consequently causing a default in the Ioteq to BioLargo Sublicense Agreement;

WHEREAS, given these circumstances, the Parties desire to mutually terminate the Ioteq to BioLargo Sublicense Agreement.

NOW, THEREFORE, incorporating the foregoing recitals, for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and for the mutual covenants contained in this Agreement, the Parties hereby agree as follows:

1.
Termination.  Effective October 3, 2011, the Parties hereby terminate the Ioteq to BioLargo Sublicense Agreement. BioLargo shall have no further rights to use, exploit, develop and commercialize the Intellectual Property, as that term is defined in the Ioteq to BioLargo Sublicense Agreement, and shall have no further obligation to make payments to Ioteq-US. Ioteq-US acknowledges and agrees that all monies owed to Ioteq-US or its affiliated Australian entity, Ioteq IP Pty Ltd, by BioLargo pursuant to the Ioteq to BioLargo Sublicense Agreement have been satisfied in full, and if not satisfied in full, are hereby waived by Ioteq-US, and that no further monies are due or payable.

2.	Obligations and Rights Upon Termination. The Parties to abide by the terms of the Ioteq to BioLargo Sublicense Agreement relating to rights and obligations upon termination.

3.	General Provisions.

a.      Entire Agreement. This Agreement contains the sole and entire agreement and understanding of the Parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein and shall be of no further force or effect.

b.      Costs and Attorneys Fees. If any action, suit, arbitration or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by any Party to this Agreement of its obligations under this Agreement, the prevailing Party shall recover all of such Party’s reasonable attorneys’ fees incurred in each and every such action, suit, arbitration or other proceeding, including any and all appeals or petitions therefrom.

IN WITNESS WHEREOF, the Parties have executed this Termination Agreement as of the date set forth above.

BIOLARGO, INC. /S/DENNIS P. CALVERT	IOTEQ INC. /S/JARED FRANKS
By: Dennis P. Calvert Title: President	By: Jared Franks Title: President